            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934



Filed by the registrant  X

Filed by a party other than the registrant

Check the appropriate box:

          Preliminary proxy statement

   X      Definitive proxy statement

          Definitive additional materials

          Soliciting material pursuant to Rule 14a-11(c) or Rule
          14a-12


                          CV REIT, INC.
_________________________________________________________________
        (Name of Registrant as Specified in Its Charter)


                          CV REIT, INC.
_________________________________________________________________
           (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (check the appropriate box):

   X $125 per Exchange Act Rule O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

          $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

          Fee computed on table below per Exchange Act Rules 14a-
          6(i)(4) and O-11.

          (1) Title of each class of securities to which transaction applies:

               ___________________________________________________

          (2) Aggregate number of securities to which transaction applies:

               ___________________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
               0-11:

               ___________________________________________________

          (4)  Proposed maximum aggregate value of transaction:

               ___________________________________________________


          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

               ____________________________________________________

          (2)  Form, schedule or registration statement no.:

               ____________________________________________________

          (3)  Filing party:

               ____________________________________________________

          (4)  Date filed:

               ____________________________________________________

CV REIT, INC.


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of CV Reit, Inc.

     The annual meeting of stockholders of CV Reit, Inc. will be held in the Omni Hotel, 1601 Belvedere Rd., West Palm Beach,
Florida, on April 25, 1994, at 10:30 a.m., for the following purposes:

     1.   To elect directors;

     2. To approve the appointment of BDO Seidman as auditors of the Company for 1994; and

     3.   To transact such other business as may
          properly be brought before the meeting.


     The Board of Directors has fixed the close of business on March 21, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                         By Order of the Board of Directors



                         By        ALYCE DRAKULICH
                                Alyce Drakulich, Secretary




March 24, 1994





If you do not expect to be present at the meeting, please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

CV REIT, INC.
100 Century Boulevard
West Palm Beach, Florida  33417


PROXY STATEMENT


This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of CV Reit, Inc. (the "Company") to be voted at the annual meeting of stockholders of the Company referred to in the foregoing Notice. Shares represented by duly executed proxies received by the Company will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted for the election as directors of the persons who have been nominated by the Board of Directors; for the reappointment of the Company's existing auditors; and in accordance with the judgment of the person or persons voting the proxies on any other matter that may properly be brought before the meeting. The execution of a proxy will in no way affect a stockholder's right to attend the Annual Meeting and to vote in person. Any proxy executed and returned by a stockholder may be revoked at any time thereafter either by writing the Secretary of the Company at the above address or by attending the Annual Meeting and revoking the proxy in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

This Proxy Statement and the accompanying proxy are being sent on or about March 24, 1994, to stockholders entitled to vote at the Annual Meeting of Stockholders. The entire cost of soliciting proxies hereunder will be borne by the Company and will be made through the use of the mails. The Company will, upon request, reimburse brokerage houses and persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

The Company has outstanding 7,966,621 shares of Common Stock which are entitled to vote at the meeting, each share being entitled to one vote. Only stockholders of record at the close of business on March 21, 1994, will be entitled to vote at the meeting. There was no other class of voting securities outstanding at that date.

PRINCIPAL STOCKHOLDERS


As of March 1, 1994, the following persons were known by the Company to own beneficially (as defined under applicable rules of the Securities and Exchange Commission) more than 5% of its outstanding Common Stock:


                                          Amount and
                                           Nature of
                              Title        Beneficial   Percent
Name and Address             of Class     Ownership(1)  of Class
- ----------------           ------------   ------------  --------

H. Irwin Levy............. Common Stock    901,358(2)    11.3%
100 Century Boulevard
West Palm Beach, FL 33417

Claudia S. Evans.......... Common Stock    714,559(3)     8.9%
100 Century Boulevard
West Palm Beach, FL 33417



__________

(1) Unless otherwise indicated, each stockholder listed has the sole power to vote and direct disposition of the shares of the Company shown as beneficially owned by such stockholder.

(2) Includes 97,292 shares owned by a corporation controlled by Mr. Levy.

(3) Includes 58,800 shares owned by a private foundation of which Mrs. Evans is president and 655,759 shares owned by a irrevocable trust established for the benefit of Mrs. Evans' family. Excludes 5,000 shares owned by Mrs. Evans' husband. Mrs. Evans disclaims beneficial ownership of the excluded shares.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 1, 1994, all directors and nominees, and all directors and executive officers of the Company as a group, beneficially owned (as defined under the applicable rules of the Securities and Exchange Commission) shares of the Company as follows:

                                          Amount and
                                           Nature of
                              Title        Beneficial   Percent
Name and Address             of Class     Ownership(1)  of Class
- ----------------           ------------   ------------  --------
Mac Gache................. Common Stock     235,731(2)      3%
100 Century Boulevard
West Palm Beach, FL 33417

Alvin Wilensky............ Common Stock      14,221(3)     (5)
100 Century Boulevard
West Palm Beach, FL 33417

Allyn L. Levy............. Common Stock      20,000(4)     (5)
100 Century Boulevard
West Palm Beach, FL 33417

Stanley Brenner........... Common Stock       1,181        (5)
100 Century Boulevard
West Palm Beach, FL 33417

Alan L. Shulman........... Common Stock         680        (5)
100 Century Boulevard
West Palm Beach, FL 33417

All Directors and Executive
 Officers as a Group
 (7 persons).............. Common Stock     271,865       3.4%
__________
(1) See Note (1) on page 2.

(2) Owned by Mr. Gache's wife. Excludes 69,660 shares held by a trust, with an independent trustee, of which Mr. Gache is the income beneficiary. Mr. Gache disclaims beneficial ownership of the shares held by the trust.

(3) Includes 5,470 shares jointly owned with Mr. Wilensky's wife.
    Excludes 3,358 shares solely owned by Mr. Wilensky's wife.
    Mr. Wilensky disclaims beneficial ownership of the excluded shares.

(4) Held by a revocable trust, of which Mr. Levy is the trustee and income beneficiary.

(5) Less than 1%.

DIRECTORS AND EXECUTIVE OFFICERS


At the meeting, five directors are to be elected to hold office until the next annual meeting and until their respective successors have been elected and qualified. It is the intention of the persons named in the enclosed form of proxy to vote for the election as directors of the persons named in the table below. All of the persons listed below were elected as directors by the Company's stockholders at the annual meeting in 1993.

The following are the persons nominated to be directors of the Company, their respective ages, the year in which each was elected a director and, where applicable, the office of the Company held by the director. Each director elected will hold office until the next annual meeting of stockholders, expected to be held in April 1995, and until their respective successors have been duly elected and qualified:

                                                         Director
    Director's Name                                  Age  Since
    ---------------                                  --- --------

Stanley Brenner...................................... 68  1988
Mac Gache............................................ 89  1968(1)
Allyn L. Levy........................................ 66  1993
Alan L. Shulman, Chairman of the Board............... 61  1985
Alvin Wilensky, President and Chief
   Executive Officer................................. 72  1981

__________
(1) Mr. Gache previously served as a director from 1968 until February 1975 and was re-elected to the Board in October 1979.


Mr. Wilensky was Vice President-Finance of the Company for more than five years prior to assuming his present position in July
1981.

Mr. Gache has been a private investor for more than five years.

Mr. Brenner is a Certified Public Accountant and is a retired partner of Laventhol & Horvath. Mr. Brenner also previously served as a director of Cenvill Development Corp. ("Development") and Cenvill Properties, Inc., a spin-off of Development. Since April 1991, Mr. Brenner has served as a consultant to the Company in connection with the Company's loans to Development through July 31, 1992, and Hilcoast Development Corp. ("Hilcoast") subsequent thereto.

Mr. Shulman was a general partner of Unitel Associates, Ltd., a Florida limited partnership engaged in the ownership and operation of Holiday Inn motel properties, for more than twenty years until its dissolution in 1987. He is also a director of Island National Bank, a private investor and was a director of Development from August 1981 until January 1985. A company controlled by Mr. Shulman leases, operates and manages the Company's Days Inn Motel in West Palm Beach, Florida.

Mr. Levy served as Chairman and Chief Executive Officer of Patriot Bancorportion of Boston, Massachusetts, and its predecessor, Harbor National Bank of Boston, from 1975 until 1986. Since 1986, Mr. Levy has been a private investor. He is also a director of Waban
Inc.   Mr. Levy is not related to H. Irwin Levy.

The Board of Directors of the Company met five times during the year ended December 31, 1993. All directors attended all meetings except for Mr. Brenner who was absent from one meeting.

The Audit Committee, consisting of Messrs. Shulman and Brenner, met one time during the past year. The Audit Committee is responsible for overseeing the financial reporting process and the effectiveness of internal controls of the Company and for recommendations to the full board of directors, including the designation of independent certified public accountants on an annual basis.

The Asset Review Committee, consisting of Messrs. Brenner, Levy and Wilensky, met one time during the past year. The Asset Review Committee's functions include the review of all material loans made by the Company to third parties and the Company's real estate owned and to make recommendations to management related to these assets.

The Executive Committee, consisting of Mr. Wilensky and one outside director (in 1993, Mr. Shulman), did not meet during the past year. The Executive Committee's functions include the approval of all investments of the Company not otherwise approved by the full Board of Directors. The Board of Directors has no standing nomination or compensation committees or other committees performing similar functions.

The following are the executive officers of the Company, their respective ages, the year in which each was first elected an officer and the office of the Company held by each. Each executive officer will hold office until the next annual meeting of the Board of Directors or until their respective successors have been duly elected and qualified:

                                                          Officer
Officer's Name    Age             Office                   Since
- --------------    ---             ------                  -------

Alvin Wilensky... 72  President and Chief Executive Officer 1981
Elaine Kahant.... 31  Vice President and Treasurer          1992
Alyce Drakulich.. 55  Secretary                             1981


Ms. Kahant was employed by the Company as Controller from March
1989 until assuming her present office in September 1992.  From
1984 until 1989, Ms. Kahant was employed in the accounting department of First American Bank & Trust.

Ms. Drakulich was employed by the Company as administrative assistant to Mr. Wilensky from March 1979 until assuming her present office.

Mr. Levy failed to file, on a timely basis, a Form 4 required by
Section 16(a) of the Securities Exchange Act of 1934 with respect to the transfer of certain shares of stock to a trust controlled by Mr. Levy. The Company is not aware of any other late filings of, or failure to file, such reports.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer as well as the total compensation paid to such individual for the Company's two previous fiscal years. The only compensation paid by the Company to its executive officers is base salary and annual
bonuses.   The Company's Chief Executive Officer was the only
officer whose compensation exceeded $100,000 in 1993.


Summary Compensation Table
                                    Annual Compensation
                               -----------------------------
Name and Principal Position    Year    Salary($)    Bonus($)
- ---------------------------    ----    ---------    --------
Alvin Wilensky                 1991     119,141      12,000(1)
  President and Chief          1992     127,505(4)   15,000(2)
  Executive Officer            1993     130,499      10,000(3)
__________
(1) Paid in January 1992.
(2) Paid in February 1993.
(3) Paid in March 1994.
(4) Includes one additional week based on number of pay periods in the year.

Board Compensation Report

Since the Board does not have a Compensation Committee, the entire Board has provided the following Compensation Report:

Executive Compensation Policy - The Board's overall compensation philosophy is to attract and retain quality talent, which is critical to both the short-term and long-term success of this Company, and to create a mutuality of interest between executive officers and stockholders through compensation structures that share the rewards and risks of strategic decision making.

The Board annually examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for annual salary adjustments and starting salary offers. The Chief Executive Officer's salary is determined by the Chairman of the Board who consults with the entire Board at his discretion. Other executive salary decisions are determined in an annual review based upon recommendations of the Chief Executive Officer and approved by the Chairman of the Board. This annual review considers the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents. The Company does not have any stock option, SAR, restricted stock or long-term incentive plans.

Base Compensation - The Board's approach to base compensation is to offer competitive salaries in accordance with market practices prevelant in the Company's geographical area. Increases in base compensation of the Chief Executive Officer are based on the Board's evaluation of the performance of the Chief Executive Officer with respect to specific matters assigned to him by the Board, and take into account the performance of the Company, particularly its net income.

Bonus Compensation - The Board rewards its executive officers with annual bonuses based on performance on specific projects or transactions, taking into account the overall performance of the Company. The Chief Executive Officer's input is considered when establishing bonuses for other executive officers.

For executive officers other than the Chief Executive Officer, a balance is made between overall corporate performance and performance of the specific areas of the Company under a participant's direct control. This balance supports the accomplishment of overall objectives and rewards individual contributions and tasks assigned to the Company employees.

Chief Executive Officer Compensation - As indicated in the discussion above, the Company's total compensation program is partially based upon the performance of the Company, particularly its net income.


Mr. Wilensky has been the Company's President since 1981. During 1993, 1992 and 1991, the Company reported net income of $9.5 million, $9.9 million and $3.4 million. The base salary of the Company's Chief Executive Officer (which appears in the summary compensation table) increased five percent in each of 1993 and 1992, partially as a result of the improved performance of the Company.

Mr. Wilensky's 1991 bonus was based, in part, on his success in upgrading, renovating, enhancing and, ultimately, negotiating the sale of, the Company's Westward Shopping Center. Mr. Wilensky's 1992 bonus was based, in part, on his assistance in renegotiating the Company's loan agreements with Hilcoast and his participation in the Company's purchase of assets from Development and certain related parties. Mr. Wilensky's 1993 bonus was based on his overall contribution to the improved performance of the Company.


                              Respectfully submitted,
                              Alan L. Shulman, Chairman
                              Alvin Wilensky
                              Stanley Brenner
                              Mac Gache
                              Allyn L. Levy


Board Compensation

Outside directors of the Company are paid $1,500 for attending each Board of Directors meeting and $500 for attending each committee meeting. Alan Shulman was elected Chairman of the Board in October 1992. Since that time, the Company has been paying Mr. Shulman, $5,000 per month in connection with his services as Chairman. Stanley Brenner, one of the Company's outside directors, is also a consultant to the Company and is compensated for those services on an hourly basis.

Stock Performance Graph

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to CV Reit, Inc.'s stockholders during the five year period ended December 31, 1993, as well as an overall stock market index (S&P 500 index) and CV Reit's peer group index (Mortgage REIT Industry Index):


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


Years Ended December 31,


                     1988    1989    1990    1991    1992    1993
                    ------  ------  ------  ------  ------  ------

CV Reit, Inc.       100.00   66.49   25.25   42.56   78.12  108.94
S&P 500 Index       100.00  131.49  127.32  166.21  178.96  196.84
Mortgage Reit       100.00   84.10   68.65   90.50   92.24  105.66
  Index



Total returns assume $100 invested on December 31, 1988 in the Company's Common Stock, the S&P 500 Index and the Mortgage REIT
Industry Index with reinvestment of dividends.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company has no Compensation Committee. The Chief Executive Officer's salary is determined by the Chairman of the Board who consults with the entire Board at his discretion. Other executive salary decisions are determined in an annual review based upon recommendations of the Chief Executive Officer and approved by the Chairman of the Board. The Board consists of four outside directors - Alan L. Shulman, Chairman, Stanley Brenner, Mac Gache and Allyn L. Levy, and Alvin Wilensky, the Company's Chief Executive Officer.

During the year ended December 31, 1993, the Company paid Stanley Brenner, a director of the Company, $2,073 in connection with his services as a consultant. Mr. Brenner reviews draw requests submitted by Hilcoast, under its loan agreement with the Company and provides administrative support for the Company's officers. Mr. Brenner is compensated for his services on an hourly basis.

On November 7, 1988, the Company entered into a lease with Century Inn Operating Corp., a company controlled by Alan L. Shulman, the current Chairman of the Board of the Company, for the operation and management of its Days Inn motel in West Palm Beach, Florida. The lease provided that during the period from November 8, 1988 through December 31, 1989, the Company was paid 25% of the gross room revenues. However, in connection with the renovation of the property, the motel was closed for six months in 1989, during which time, the Company did not receive any revenues under the operating lease. Beginning January 1, 1990 and continuing through the expiration of the lease term on August 31, 1999, the lease provided for annual rental equal to the greater of $400,000 or 25% of gross room revenues on the first $2 million of such revenues, payable monthly, and 30% of any excess thereof. Due to prolonged road construction which had adversely affected the motel, the parties agreed to a reduced rental to be paid to the Company in 1990 of 25% of gross room revenues. Commencing in 1991, the parties agreed to a further adjustment to the annual rental to the greater of $300,000 or 25% of gross room revenues on the first $1.2 million of such revenues and 30% of any excess thereof. The lease also provides for the Company to be paid 50% of the amounts received by the lessee from the concessionaire who operates the food and beverage facilities at the motel, excluding certain reimbursements for taxes, insurance and maintenance. During the year ended December 31, 1993, the Company realized $306,594 in rent income from the lessee.

Commencing October 1992, the Company has been paying Mr. Shulman,
Chairman, $5,000 per month in connection with his services as Chairman of the Board.


TRANSACTIONS WITH OTHERS


During the year ended December 31, 1993, the Company incurred $174,467 of legal fees from the law firm of Levy, Kneen, Boyes, Wiener, Goldstein & Kornfeld. H. Irwin Levy, a principal stockholder of the Company and Chairman of the Board until July 31, 1992, was a stockholder until August 1, 1985 and is currently of counsel to that firm.

During December 1981 and January 1982, the Company sold each of its recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton in separate transactions to different purchasers, including H. Irwin Levy, for sales prices based upon independent appraisals provided by Landauer Associates. The Company sold the recreation facilities at Boca Raton to Mr. Levy for $18 million, subject to a lease with Development. (The annual net rent to Mr. Levy on that lease is $2,162,000.) He paid $410,000 in cash, assumed an existing first mortgage to an unrelated party in the principal sum of $3,415,000 (which amount has been repaid in full), and issued 4-year and 30-year non-recourse promissory notes in the principal amounts of $1,640,000 and $12,535,000, respectively, payable to the Company. The 4-year note was non-interest bearing and has been paid in full. The 30-year note bears interest at 13.25% per annum and, at December 31, 1993, the outstanding balance on this note was approximately $11.8 million. During the year ended December 31, 1993, the Company realized approximately $1.6 million in interest income on this note.

Since 1990, companies owned by H. Irwin Levy and certain members of his family have leased, managed and operated the recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton, which are collateral for certain notes held by the Company with an outstanding balance of $44.8 million at December 31, 1993. During 1993, the Company leased approximately 4,800 square feet of office space to those companies on a month-to-month basis for $4,000 per month, plus an allocation of utility expenses.

Effective July 31, 1992, the Company and Hilcoast entered into a consulting and advisory agreement under which Hilcoast provides certain investment advisory, consulting and administrative services to the Company. The agreement has a two year term and provides for the payment of $10,000 per month to Hilcoast, plus reimbursement for all out of pocket expenses. The agreement may be terminated by Hilcoast upon 180 days notice and by the Company upon 30 days notice. Mr. Levy is a principal stockholder, Chairman of the Board and Chief Executive Officer of Hilcoast. During 1993, the Company leased approximately 3,800 square feet of office space to Hilcoast on a month-to-month basis, at a monthly rental of approximately $3,400.

APPROVAL OF APPOINTMENT OF AUDITORS

The Board of Directors of the Company has appointed BDO Seidman as independent auditors for the Company for the year ending December
31, 1994, subject to the approval of stockholders.

A representative of BDO Seidman is expected to be present at the stockholders' meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.



STOCKHOLDERS' PROPOSALS

Proposals of stockholders to be presented at the annual meeting to be held in 1995 must be received for inclusion in the Company's proxy statement and form of proxy by November 24, 1994.


GENERAL

The Board of Directors does not know of any matters other than the election of directors and the approval of the appointment of auditors that will be presented for consideration at the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their judgment. In the event that any nominee is unable to serve as a director at the date of the meeting, the enclosed form of proxy will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy.

Under Delaware law and the Company's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors and any "broker non-votes", if the broker's proxy is voted for at least one proposal, will be counted only for purposes of determining a quorum.


Dated:   West Palm Beach, Florida
         March 24, 1994

                            C A R D




                              PROXY

                          CV REIT, INC.


     The undersigned hereby appoints ALVIN WILENSKY AND ALYCE DRAKULICH, and each of them, the attorneys and proxies of the undersigned, with power of substitution, to vote on behalf of the undersigned all the shares of stock of CV REIT, INC. which the undersigned is entitled to vote at the Annual meeting of Stockholders of CV REIT, INC. to be held in the Omni Hotel, 1601 Belvedere Road, West Palm Beach, Florida on April 25, 1994 at 10:30 a.m. and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such stock, and the undersigned authorizes and instructs said proxies to vote as follows:

1. Election of directors
      ___
     /__/ FOR the election of the nominees listed below
          (except as marked to the contrary below):
               Stanley Brenner, Mac Gache, Alan L. Shulman,
               Alvin Wilensky, Allyn L. Levy
      ___
     /__/ WITHHOLD AUTHORITY to vote for all the nominees
          listed above.
     ___
    /__/  WITHHOLD AUTHORITY to vote for individual nominee
          or nominees listed in the space provided below.
   ______________________________________________________________

2. Approve the appointment of BDO Seidman as auditors for the
   Company for fiscal 1993.
           ___           ___               ___
          /__/ FOR      /__/ AGAINST      /__/ ABSTAIN

3. In their discretion, upon such other business as may be properly brought before the meeting.

            (Please date and sign on the other side)


                           F R O N T

     If this Proxy is properly executed and returned, the shares represented hereby will be voted. If not otherwise specified, this Proxy will be voted FOR the persons nominated as directors, and FOR proposal number 2.

     PLEASE DATE AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR
BELOW.



                              Dated: ________________________, 1993

                              _____________________________________

                              _____________________________________
                                    (Signature of Stockholders)





   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS






                             B A C K